Exhibit (a)(1)(J)
INNISFREE M&A
INCORPORATED
Amended and Restated
Offer to Purchase for Cash
All Outstanding Shares of Common Stock
of
Beacon Roofing Supply, Inc.
at
$124.35 Per Share
by
Queen MergerCo, Inc.
a wholly owned subsidiary of
QXO, Inc.
March 31, 2025
To Brokers, Dealers, Commercial Banks, Trust Companies and Other Nominees:
We have been engaged by Queen MergerCo, Inc., a Delaware corporation (the “Purchaser”) and a wholly owned subsidiary of QXO, Inc., a Delaware corporation (“QXO”), to act as information agent (“Information Agent”) in connection with its offer to purchase all outstanding shares of common stock, par value $0.01 per share (the “Shares”), of Beacon Roofing Supply, Inc., a Delaware corporation (“Beacon”), at a price of $124.35 per Share, to the seller in cash, without interest and less any required withholding taxes, upon the terms and subject to the conditions set forth in the Amended and Restated Offer to Purchase (as may be subsequently amended and supplemented from time to time, the “Offer to Purchase”), dated March 31, 2025, and the accompanying Amended and Restated Letter of Transmittal, which, together with any amendments or supplements thereto, collectively constitute the “Offer”.
The Offer is being made pursuant to an Agreement and Plan of Merger (together with any amendments or supplements thereto, the “Merger Agreement”), dated as of March 20, 2025, by and among QXO, Purchaser and Beacon, pursuant to which, following consummation of the Offer and, subject to the satisfaction or waiver of certain customary conditions set forth in the Merger Agreement, Purchaser will be merged with and into Beacon (the “Merger”), with Beacon surviving the Merger as a wholly owned subsidiary of QXO.
The board of directors of Beacon unanimously (i) determined that the Merger Agreement and the transactions contemplated thereby (including the Offer and the Merger) are fair to and in the best interests of Beacon and its stockholders, (ii) adopted, approved and declared advisable the Merger Agreement and the transactions contemplated thereby (including the Offer and the Merger), (iii) resolved that the Merger shall be governed by, and effected pursuant to, Section 251(h) of the DGCL and (iv) resolved, subject to the terms of the Merger Agreement, to recommend that the stockholders of Beacon accept the Offer and tender their Shares to Purchaser in the Offer.
The Offer is subject to certain conditions contained in the Offer to Purchase.
For your information and for forwarding to your clients for whom you hold Shares registered in your name or in the name of your nominee, we are enclosing the following documents:
1.	Offer to Purchase, dated March 31, 2025;
2.	Amended and Restated Letter of Transmittal, for your use and for the information of your clients;
3.
Amended and Restated Notice of Guaranteed Delivery to be used to accept the Offer if the Shares and all other required documents cannot be delivered to Computershare Trust Company, N.A., the Depositary for the Offer, or if the procedures for book-entry transfer cannot be completed, by the expiration of the Offer;

4.
A form of letter which may be sent to your clients for whose accounts you hold Shares registered in your name or in the name of your nominee, with space provided for obtaining such clients’ instructions with regard to the Offer;

5.	IRS Form W-9; and
6.	Return envelope addressed to the Depositary.

YOUR PROMPT ACTION IS REQUIRED. WE URGE YOU TO CONTACT YOUR CLIENTS AS PROMPTLY AS POSSIBLE.
THE OFFER AND WITHDRAWAL RIGHTS EXPIRE AT 5:00 P.M., NEW YORK CITY TIME, ON APRIL 14, 2025, UNLESS THE OFFER IS EXTENDED.
SHARES PREVIOUSLY TENDERED AND NOT WITHDRAWN CONSTITUTE VALID TENDERS FOR PURPOSES OF THE OFFER AS AMENDED AND RESTATED HEREBY. STOCKHOLDERS WHO HAVE VALIDLY TENDERED AND NOT VALIDLY WITHDRAWN THEIR SHARES ARE NOT REQUIRED TO TAKE ANY FURTHER ACTION WITH RESPECT TO SUCH SHARES IN ORDER TO RECEIVE THE OFFER PRICE OF $124.35 PER SHARE, TO THE SELLER IN CASH, WITHOUT INTEREST AND LESS ANY REQUIRED WITHHOLDING TAXES, IF SHARES ARE ACCEPTED FOR PAYMENT PURSUANT TO THE OFFER, EXCEPT AS MAY BE REQUIRED BY THE GUARANTEED DELIVERY PROCEDURE IF SUCH PROCEDURE WAS UTILIZED. IF YOU HAVE NOT ALREADY TENDERED YOUR SHARES, PLEASE DISREGARD THE MATERIALS PREVIOUSLY DELIVERED TO YOU AND USE THE MATERIALS ACCOMPANYING THEIS AMENDED AND RESTATED OFFER TO PURCHASE.
The Purchaser will not pay any fees or commissions to any broker, dealer or other person (other than the Information Agent and the Depositary as described in the Offer to Purchase) for soliciting tenders of Shares pursuant to the Offer. The Purchaser will, however, upon request, reimburse brokers, dealers, banks, trust companies and other nominees for reasonable and necessary costs and expenses incurred by them in forwarding materials to their customers. The Purchaser will pay all stock transfer taxes applicable to its purchase of Shares pursuant to the Offer, except as otherwise provided in Instruction 6 of the Amended and Restated Letter of Transmittal.
In order to accept the Offer, a duly executed and properly completed Amended and Restated Letter of Transmittal and any required signature guarantees, or an Agent’s Message (as defined in the Offer to Purchase) in connection with a book-entry delivery of Shares, and any other required documents, should be sent to the Depositary by 5:00 P.M., New York City time, on April 14, 2025.
Any inquiries you may have with respect to the Offer should be addressed to the Information Agent, and additional copies of the enclosed materials may be obtained from the Information Agent, at the address or telephone numbers set forth on the back cover of the Offer to Purchase.
Very truly yours,

INNISFREE M&A
INCORPORATED
NOTHING CONTAINED HEREIN OR IN THE ENCLOSED DOCUMENTS SHALL CONSTITUTE YOU THE AGENT OF QUEEN MERGERCO, INC., QXO, INC., THE INFORMATION AGENT OR THE DEPOSITARY, OR AUTHORIZE YOU OR ANY OTHER PERSON TO USE ANY DOCUMENT OR MAKE ANY STATEMENT ON BEHALF OF ANY OF THEM IN CONNECTION WITH THE OFFER OTHER THAN THE DOCUMENTS ENCLOSED HEREWITH AND THE STATEMENTS CONTAINED THEREIN.